Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268187

Prospectus Supplement No. 2 to Prospectus dated May 24, 2023

Brera Holdings PLC

105,000 Class B Ordinary Shares issuable upon exercise of the Representative’s Warrants

This Prospectus Supplement No. 2 (“Prospectus Supplement No. 2”) relates to the Prospectus of Brera Holdings PLC (“we,” “us,” or “our”), dated May 24, 2023 (the “Prospectus”), which forms a part of our Post-Effective Amendment No. 1 to Registration Statement on Form F-1 (Registration No. 333-268187), relating to 105,000 Class B Ordinary Shares, nominal value $0.005 per share (the “Class B Ordinary Shares”), issuable upon exercise of the Representative’s Warrants. Capitalized terms used in this Prospectus Supplement No. 2 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 2 is being filed to include the information in our Report on Form 6-K which was furnished to the Securities and Exchange Commission (the “SEC”) on September 1, 2023.

This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus and Prospectus Supplement No. 1 filed with the SEC on August 11, 2023 (the “Prior Supplement”) and is qualified by reference to the Prospectus and the Prior Supplement, except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus and the Prior Supplement, and may not be delivered without the Prospectus and the Prior Supplement.

Our Class B Ordinary Shares are traded under the symbol “BREA” on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC. On September 8, 2023, the closing price of our Class B Ordinary Shares on the Nasdaq Capital Market was $1.39.

We are an “emerging growth company” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

We are a “foreign private issuer” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE RISKS DESCRIBED IN OR INCORPORATED BY REFERENCE INTO THE “RISK FACTORS” SECTION ON PAGE 9 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 2 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is September 1, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of September, 2023.

Commission File Number 001-41606

BRERA HOLDINGS PLC

(Translation of registrant’s name into English)

Connaught House, 5th Floor

One Burlington Road

Dublin 4

D04 C5Y6

Ireland

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F: Form 20-F ☒ Form 40-F ☐

Entry into a Letter of Intent

On August 28, 2023, Brera Milano S.r.l., an Italian limited liability company (società a responsabilità limitata) (“Brera Milano”) and wholly-owned subsidiary of Brera Holdings PLC, a public limited company incorporated in the Republic of Ireland (the “Company”), entered into an exclusive letter of intent (the “Letter of Intent”) with Bayanzurkh Ilch FC, a sports association incorporated under the laws of Mongolia (“Bayanzurkh FC”), relating to the acquisition of Bayanzurkh FC by Brera Milano.

Pursuant to the Letter of Intent, Brera Milano will take control of Bayanzurkh FC’s management by transforming it from a sports association into a limited liability company and will rebrand Bayanzurkh FC to include the term “Brera” before the resumption of the football season in March 2024, which if not met will allow Brera Milano the right to terminate the Letter of Intent. Brera Milano will pay Bayanzurkh FC an aggregate fee of $30,000 comprised of (i) $12,000 at the operation execution activity kick-off following the signing of the Letter of Intent and (ii) $3,000 per month for 6 months and will invest in developing the visibility of Bayanzurkh FC throughout Mongolia and Italy and internationally. Bayanzurkh FC’s current management will guarantee sponsorship contracts with third-party companies for an overall value between $50,000 and $90,000 for the 2024-25 football season.

The Letter of Intent contains customary covenants including as to due diligence, exclusivity, and confidentiality.

The Letter of Intent is filed as Exhibit 1.1 to this report on Form 6-K, and this description of the Letter of Intent is qualified in its entirety by reference to such exhibit.

On August 31, 2023, the Company issued a press release announcing the Letter of Intent. A copy of this press release is attached hereto as Exhibit 99.1.

Exhibit No.	Description
1.1	Letter of Intent, dated as of August 28, 2023, by and among Brera Milano S.r.l. and Bayanzurkh Ilch FC
99.1	Press Release dated August 31, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 1, 2023	BRERA HOLDINGS PLC

	By:	/s/ Pierre Galoppi
Pierre Galoppi
Chief Executive Officer

2